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                          SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C.  20549




                                     FORM 8-K (A)




                  CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES AND EXCHANGE ACT OF 1934



                           Date of Report: October 23, 1997



                              JACOR COMMUNICATIONS, INC.



                                       DELAWARE
                    (State or Other Jurisdiction of Incorporation)


           0-12404                                     31-0978313
(Commission File No.)                          (IRS Employer Identification No.)



                            50 East RiverCenter Boulevard
                                      12th Floor
                                 Covington, KY 41011

                                    (606) 655-2267
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Item 2.   ACQUISITION OR DISPOSITION OF ASSETS

     As previously reported, in October, 1997, Citicasters Co., an indirect wholly-owned subsidiary of Jacor Communications, Inc. (the "Company"), signed a letter of intent to acquire the assets of 17 radio stations (the "Stations") from Nationwide Communications Inc. ("NCI") and its affiliated entities. These stations are: KDMX-FM in Dallas, Texas; KEGL-FM in Ft. Worth, Texas; KHMX-FM in Houston, Texas; KTBZ-FM in Lake Jackson, Texas; KMJZ-FM and KSGS-AM in St. Louis Park, Minnesota; KMCG-FM in Carlsbad, California; KGLQ-FM in Phoenix, Arizona; KZZP-FM in Mesa, Arizona; WPOC-FM in Baltimore, Maryland; WGAR-FM, WMJI-FM and WMMS-FM in Cleveland, Ohio; WCOL-FM, WFII-AM and WNCI-FM in Columbus, Ohio; and KXGL-FM in San Diego, California.

     On December 19, 1997, Citicasters Co. and Jacor Communications Company, a wholly-owned subsidiary of the Company ("JCC"), entered into an Agreement of Sale ("Sale Agreement") with NCI, Nationwide Mutual Insurance Company ("Nationwide"), Employers Insurance of Wausau, a mutual company ("Wausau"), San Diego Lotus Corp. ("SDLC"), and The Beak and Wire Corporation ("TBWC") (NCI, Nationwide, Wausau, SDLC and TBWC are collectively referred to herein as "Sellers.") Pursuant to the Sale Agreement, Citicasters Co. will purchase (the "Purchase") from the Sellers: (i) all of the assets and properties used or useable in connection with the business and operation of the Stations, as well as (ii) partnership interests in the Shoreview FM Group (which is engaged in the business of providing tower and antenna facilities for television and radio broadcast stations) and Senior Road Tower Group (which is engaged in the business of providing tower and antenna facilities for television and radio broadcast stations and oil drilling), held by NCI and TBWC, respectively, (collectively, the "Assets"). JCC has unconditionally guaranteed the performance of Citicasters Co. under the Sale Agreement. Pursuant to that certain Assets Exchange Agreement dated December 19, 1996 by and between NCI and Eagle Radio, Inc., NCI will receive KEGL-FM in exchange for KSLX-FM and KSLX-AM (which NCI acquired from the Company in April 1997). Although it is currently expected that this exchange will be consummated prior to the closing of the Purchase, Citicasters Co. may succeed to NCI's ownership of KSLX-FM and KSLX-AM as well as NCI's right to close on the exchange of KEGL-FM for KSLX-FM and KSLX-AM.

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     The purchase price for the Assets to be paid by Citicasters Co. will be approximately $620 million in cash, of which $30 million has been placed in escrow pending the closing of the Purchase. The Company anticipates that the sources of the cash to be used to satisfy the purchase price will be obtained from a combination of one or more of the following sources: credit facilities established with banks or other financial institutions; Citicasters Co.'s and/or JCC's working capital; and/or monies that may be raised through public and/or private offerings of the Company's equity and/or debt securities. As of the date hereof, the Company has made no definitive decisions as to which of these potential funding sources will be utilized.

     The closing of the Purchase is subject to certain conditions, including expiration of the applicable Hart-Scott-Rodino waiting period and the consent of the FCC to the assignment of the FCC Licenses of the Stations to Citicasters Co. The Sale Agreement provides that, after April 1, 1998, at the option of Citicasters Co., the closing of the Purchase may occur before the FCC consent has become a Final Order. In addition to options to terminate for various matters including a breach of the Sale Agreement, if the parties to the Sale Agreement shall have materially satisfied all of their respective obligations under the Sale Agreement and, nevertheless, the closing of the purchase has not taken place prior to December 31, 1998, either party may terminate the Sale Agreement. The Company anticipates that the closing will occur during the second quarter of 1998.

     A copy of the above mentioned Sale Agreement is attached as an exhibit hereto. The summary of the Sale Agreement set forth above is qualified in its entirety by reference to the Sale Agreements, which is incorporated herein by reference.

Item 7.   FINANCIAL STATEMENTS AND EXHIBITS

     (a)  Financial Statements of Businesses Acquired

          The financial statements of the business acquired required to be filed by the Company as part of this Form 8-K require substantial effort on behalf of NCI and have not yet been finalized on the date of this report. The Company will file such financial statements by amendment to this Form 8-K no later than 60 days hereafter.

     (b)  Pro Forma Financial Information

          The pro forma financial statements required to be filed by the Company as part of this Form 8-K require substantial effort on behalf of the Company and NCI and have not yet been finalized on the date of this report. The Company will file such pro forma financial statements by amendment to this Form 8-K no later than 60 days hereafter.

     (c)  Exhibits

          2.1 Agreement of Sale dated December 19, 1997 by and between Nationwide Mutual Insurance Company, Employers Insurance of Wausau, Nationwide


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               Communications Inc., San Diego Lotus Corp., The Beak and Wire
               Corporation, Citicasters Co. and Jacor Communications Company (omitting schedules and exhibits not deemed material).

          99.1 Press Release dated October 13, 1997*

          99.2 Press Release dated October 23, 1997*

          99.3 Press Release dated October 27, 1997*

*    Previously filed.

Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              JACOR COMMUNICATIONS, INC.



January 5, 1998               By: /s/ R. Christopher Weber
                                  --------------------------------------------
                                  R. Christopher Weber, Senior Vice President
                                  and Chief Financial Officer






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